EXHIBIT 99.1

STEPAN REPORTS LOWER FULL YEAR EARNINGS

REFLECTING LEGAL SETTLEMENT AND SEVERANCE COSTS

NORTHFIELD, Illinois, February 13, 2007 — Stepan Company (NYSE: SCL) today reported financial results for the fourth quarter and full year ended December 31, 2006.

SUMMARY

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2006	2005	% Change	2006	2005	% Change
Net Sales	$288,165	$270,055	+7	$1,172,583	$1,078,377	+9

Net Income (Loss)	(5,547)	(428)	—	6,670	13,159	-49

Earnings (Loss) per Diluted Share	$(0.63)	$(0.07)	—	$0.63	$1.35	-53

FOURTH QUARTER RESULTS

The fourth quarter resulted in a net loss of $5.5 million, or $0.63 per diluted shares, compared to a loss of $0.4 million, or $0.07 per diluted share, a year ago. The current quarter loss was largely attributable to a significant increase in charges to administrative expense, which rose $6.8 million (67 percent) and is summarized in the following table:

ADMINISTRATIVE EXPENSE	FOURTH QUARTER			FULL YEAR
(Pretax $ in millions)	2006	2005	Change	2006	2005	Change
Legal settlement and environmental remediation reserve charges	3.4	—	3.4	3.4	—	3.4

Severance costs in Europe	2.8	—	2.8	2.8	—	2.8

Deferred compensation plan expense	1.8	1.1	0.7	3.7	2.1	1.6

Legal and consulting fees	0.8	0.4	0.4	3.6	1.4	2.2

Other administrative expense	8.2	8.7	(0.5)	32.3	31.8	0.5

Total Administrative Expense	17.0	10.2	6.8	45.8	35.3	10.5

The $6.8 million pretax increase in administrative expense contributed $4.4 million after tax, or $0.48 per diluted share, to the loss for the quarter.

As previously disclosed, a legal settlement of $3.0 million (pretax) resolves claims asserted by 19 plaintiffs relating to a site in Wilmington, Massachusetts, which Stepan sold 26 years ago. The settlement resolves these claims of injury alleged to have been caused by groundwater contamination, prior to the filing of formal litigation and without an admission of liability. Weighing the uncertainties of litigation and the costs of defense, the Company believes this settlement is in the best interest of all parties. The Company had previously entered into an agreement to toll the statute of limitations for these claims effective March 15, 2006, which will be superseded by final Court approval of the settlement. An environmental remediation reserve increase also added $0.4 million pretax expense to the quarter.

The severance costs of $2.8 million pretax are related to staff reductions in Europe as part of a reorganization and consolidation of support functions.

Deferred compensation plan expense of $1.8 million pretax rose by $0.7 million over the prior year quarter due to stock market appreciation. The accounting requirement for the Company’s deferred compensation plan results in expense when the price of Stepan Company stock or mutual funds held for the plan rise and income when they decline.

Operating income declined by $8.6 million from breakeven in the year ago quarter. The decline was caused by the $6.8 million increase in administrative expense discussed above, coupled with a $1.3 million decline in gross profit.

Surfactant gross profit was relatively flat quarter-to-quarter as volume grew by only one percent. Improved profitability was achieved from sales in the functional market and the broad surfactant customer market served through distribution, but this was partially offset by lower laundry and cleaning commodity surfactant volumes and higher plant operating costs. The prior year fourth quarter included $2.1 million (pretax) of government incentives received from the Department of Agriculture for increasing production of biodiesel. This program was discontinued during 2006.

Polymer gross profit declined by $1.2 million largely due to margin compression and lower sales volumes in North America for polyols, phthalic anhydride and polyurethane systems.

These product lines had to work down North American inventories of high priced raw materials that fell dramatically in the fourth quarter as crude oil prices declined. European polyol gross profit improved on volumes that more than doubled on market share growth, partially offsetting the weak results in North America.

Specialty Products gross profit declined due to lower food ingredient profit margins. The lower 2006 margins were caused by difficulty in recovering higher raw material costs in a competitive marketplace. Price increases have been implemented with greater success during 2007.

For the quarter, the “other” income line of the income statement included $0.8 million of income from mutual fund investments held for the Company’s deferred compensation plan. Foreign exchange gains added $0.3 million to “other” income.

Net sales increased seven percent for the quarter due to higher selling prices (three percent), higher sales volume (two percent) and the effect of foreign currency translation (two percent).

FULL YEAR RESULTS

Net income for the year declined by 49 percent to $6.7 million, or $0.63 per diluted share, from $13.2 million, or $1.35 per diluted share. A $2.9 million, or two percent, improvement in gross profit was more than offset by a $12.5 million increase in operating expenses leading to a $9.6 million reduction in operating income.

The $12.5 million increase in operating expenses included a $10.5 million (30 percent), increase in administrative expense and a $2.0 million (six percent) increase in marketing expense. The growth in marketing expense was attributable to personnel transfers from research and development to marketing. On a combined basis, marketing and research expense grew by $2.0 million, or three percent due to higher salary expense.

The large increase in administrative expense of $10.5 million for the year (see chart in fourth quarter results above) includes the fourth quarter legal settlement and environmental reserve ($3.4 million) and European severance costs ($2.8 million) explained above, coupled with a full year increase in legal and consulting costs of $2.2 million and deferred compensation expense increase of $1.6 million. The increase in legal and consulting costs includes the expense of changing most of the U.S. and U.K. employees to a defined contribution plan. These changes will provide a less volatile benefit cost and, in the long term, provide savings. The Pension Protection Act of 2006 also resulted in costly plan design changes to our U.S. Profit Sharing, Employee Stock Ownership Plan and deferred compensation plans to conform to the requirements of the new law. These costs are expected to decrease significantly in 2007.

The $2.9 million (two percent) full year improvement in gross profit was led by a $4.6 million (six percent) improvement in surfactants gross profit. Polymers gross profit remained unchanged, while Specialty Products gross profit declined. See further discussion in segment results below.

Interest expense grew by $1.1 million (14 percent) due to higher average levels of debt and higher interest rates. The inflationary impact of crude oil on raw material costs led to higher levels of working capital resulting in the higher average debt levels. Capital expenditures in 2006 were $45.9 million compared to $41.5 million in 2005.

Full year net sales increased nine percent to $1.2 billion due to higher selling prices (seven percent), volume (one percent) and foreign exchange impact (one percent).

SEGMENT RESULTS

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2006	2005	% Change	2006	2005	% Change
Net Sales
Surfactants	$214,274	$207,117	+3	$880,327	$823,603	+7
Polymers	67,561	56,886	+19	264,167	228,457	+16
Specialty Products	6,330	6,052	+5	28,089	26,317	+7

Total Net Sales	$288,165	$270,055	+7	$1,172,583	$1,078,377	+9

Surfactant gross profit improved $0.3 million (two percent) and $4.6 million (six percent) for the quarter and year, respectively. The full year earnings improvement reflected improved product mix in North America, led by increased sales to the functional market and the broad surfactant customer base served through distribution. These improvements offset lower profitability in the laundry and cleaning product market as well as higher plant operating costs. Sales volume grew by one percent in the quarter, but was down by less than one percent for the full year due to lower laundry and cleaning commodity surfactant volumes. Biodiesel, fabric softener and personal care volumes increased. Selling price increases kept pace with volatile raw material costs. European surfactant earnings declined despite higher sales volume as the prior year results included a gain of $2.3 million on insurance recoveries related to a fire at the U.K. plant in 2004. Latin America earnings grew for the year on higher sales volume in both Mexico and Brazil.

Biodiesel profit margins remained strong throughout 2006. However, biodiesel earnings are forecast to be lower in 2007 due to lower crude oil and higher soybean oil pricing. We continue to explore tallow as an alternate feedstock for biodiesel. We also are pursuing additional distribution outlets to reduce some of the inherent risk in this business.

Polymer gross profit declined by $1.2 million (13 percent) for the quarter and was unchanged for the year. Sales volume grew by six percent in the fourth quarter and seven percent for the year. The lower fourth quarter earnings occurred in North America, as polymers had to work off higher priced raw material inventories as costs declined sharply resulting in temporary margin compression on sales of polyol and phthalic anhydride. Prior year polymer earnings included significant non-recurring profit contribution on a large polyurethane system sale during the second quarter of 2005. European polyol earnings improved in the fourth quarter on higher volume, but full year results were less than last year due to lower margins resulting from higher raw material costs. Sales of polyol in China continued to grow, but full year results posted a loss due to escalating raw material costs. During the fourth quarter the polyol business in China attained a slight profit. We expect additional volume growth in China will lead to a profitable year in 2007.

Specialty Products quarterly and full year gross profit declined by $0.5 million and $1.2 million, respectively, due to lower food ingredient margins as a result of competition for market share and higher raw material costs. Sales volume grew by 23 percent and 16 percent for the quarter and full year. Pharmaceutical and flavoring volume and profitability remained relatively unchanged for both the quarter and full year.

TAX PROVISION

The relatively low annual effective tax rate of 12 percent reflects the benefit of $1.6 million of U.S. income tax credits generated throughout the year for the production of bio renewable fuels (biodiesel). Further benefiting the tax provision was the favorable effect of a change in tax law in Mexico on deferred tax liabilities reducing the tax provision by $0.6 million in the fourth quarter. Improved actual and forecast utilization of German tax loss carryforwards also contributed a $0.5 million reduction in the provision for income taxes during the fourth quarter.

OUTLOOK

“We look forward to the year ahead, and are determined to improve earnings from operations,” said F. Quinn Stepan, Jr., Chief Executive Officer. “We are focused on commercializing our newest polyol, growing our global fabric softener franchise, larger scale commercialization of sulfonated methyl esters for the surfactant marketplace and securing long term value in our biodiesel business. Recent lower crude oil prices will adversely affect biodiesel margins, but should help our core operating segments through lower raw material costs,” said Mr. Stepan.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the fourth quarter and year end results at 2 p.m. Eastern Time on February 14, 2007. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

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table follows

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY

Statements of Income

For the Three and Twelve Months Ended December 31, 2006 and 2005

(Unaudited – 000’s Omitted)

	Three Months Ended December 31			Twelve Months Ended December 31
	2006	2005	% Change	2006	2005	% Change
Net Sales	$288,165	$270,055	+7	$1,172,583	$1,078,377	+9

Cost of Sales	263,853	244,431	+8	1,046,797	955,515	+10

Gross Profit	24,312	25,624	- 5	125,786	122,862	+2

Operating Expenses:
Marketing	8,578	8,095	+6	34,452	32,467	+6
Administrative	17,037	10,196	+67	45,844	35,339	+30
Research, Development and Technical Services	7,259	7,269	—	29,637	29,588	—

	32,874	25,560	+29	109,933	97,394	+13

Operating Income	(8,562)	64	—	15,853	25,468	- 38

Other Income (Expense):
Interest, Net	(2,312)	(2,002)	+15	(8,885)	(7,801)	+14
Loss from equity in joint venture	(575)	(504)	+14	(812)	(729)	+11
Other, net	1,151	136	—	1,233	708	+74

	(1,736)	(2,370)	- 27	(8,464)	(7,822)	+8

Income (Loss) Before Income Taxes and Minority Interest	(10,298)	(2,306)	+347	7,389	17,646	- 58
Provision for (Benefit from) Income Taxes	(4,723)	(2,215)	+113	900	4,170	- 78
Minority Interest	(28)	(33)	- 15	(181)	(53)	+242

Income (Loss) Before Cumulative Effect of Change in Accounting Principle	(5,547)	(58)	—	6,670	13,529	- 51
Cumulative Effect of Change in Accounting Principle	—	(370)	—	—	(370)	—

Net Income (Loss)	$(5,547)	$(428)	—	$6,670	$13,159	- 49

Net Income/(Loss) Per Common Share – Basic
Income (Loss) before cumulative effect of change in accounting principle	$(0.63)	$(0.03)	—	$0.64	$1.41	- 55
Cumulative effect of change in accounting principle	—	(0.04)	—	—	(0.04)	—

Net Income (Loss) Per Common Share	$(0.63)	$(0.07)	—	$0.64	$1.37	- 53

Net Income/(Loss) Per Common Share - Dilutive
Income (Loss) before cumulative effect of change in accounting principle	$(0.63)	$(0.03)	—	$0.63	$1.39	- 55
Cumulative effect of change in accounting principle	—	(0.04)	—	—	(0.04)	—

Net Income (Loss) Per Common Share	$(0.63)	$(0.07)	—	$0.63	$1.35	- 53

Shares used to compute Net Income Per Common Share:
Basic	9,192	9,027	+2	9,133	9,005	+1

Diluted	9,192	9,027	+2	9,284	9,725	- 5